Hunter & Hunter
--  Attorneys-at-Law --

The Huntlaw Building
75 Fort Street                           Telephone:               (345) 949 4900
P.O. Box 190 GT                          Fax:                     (345) 949 7876
Grand Cayman                             E-mail:       Commercial@huntlaw.com.ky
Cayman Islands                           Internet:        www.hunterandhunter.ky

                                          OUR REFERENCE
                                          ABN/JB07004.024

XL Capital Ltd                            YOUR REFERENCE
XL House
One Bermudiana Road
Hamilton HM11                             WRITER'S EXTENSION
Bermuda                                   2053

                                          WRITER'S E-MAIIL ADDRESS
                                          jbarton@huntlaw.com.ky





22 October, 2001



Dear Sirs

XL Capital Ltd - Form S-3 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the combined registration by XL Capital Ltd (the "Company"), XL Finance (UK) plc ("XL Finance") and XL Capital Trust I, XL Capital Trust II and XL Capital Trust III (together, the "Trusts") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering up to $1,500,000,000 aggregate proceeds from the issue and sale from time to time of the following offered securities (the "Offered Securities"): (i) the Company's ordinary shares, preference ordinary shares, debt securities, ordinary share warrants, ordinary share purchase contracts, ordinary share purchase units and subordinated deferrable interest debentures (together, the "Company Securities"); (ii) XL Finance senior debt securities (fully and unconditionally guaranteed by the Company) (the "XL Finance Securities"); and (iii) each of the Trusts trust preferred securities (fully and unconditionally guaranteed by the Company) (the "Trusts Securities").

Capitalised terms used herein without definition have the meanings specified in the Registration Statement.

We have examined the following:

1) a draft form of Prospectus ("Prospectus") dated 22 October 2001 pursuant to which the Company, XL Finance and the Trusts may offer and sell from time to time the Offered Securities;

2) a draft form of Registration Statement as filed with the Securities and Exchange Commission;

3) a draft form of a Senior Debt Securities Indenture ("Universal Senior Indenture") to be made between the Company and State Street Bank and Trust Company as trustee (the "Trustee");

4) a draft form of Subordinated Debt Securities Indenture ("Universal Subordinated Indenture") to be made between the Company and the Trustee as trustee;

5) a draft form of Senior Debt Securities Indenture ("XL Finance Senior Debt Indenture") to be made between XL Finance, the Trustee as trustee and the Company as guarantor;

6) a draft form of Subordinated Securities Indenture ("Subordinated Deferrable Interest Debenture Indenture") to be made between the Company and the Trustee as trustee;

7) a draft form of First Supplemental Indenture to Indenture ("Supplemental Subordinated Deferrable Interest Debenture Indenture") to be made between the Company and the Trustee as trustee;

8) a draft form of Common Securities Guarantee Agreement ("Common Securities Guarantee Agreement") to be given by the Company;

9) a draft form of Preferred Securities Guarantee Agreement ("Preferred Securities Guarantee Agreement") to be made between the Company and the Trustee;

10) a draft form of a Declaration of Trust of XL Capital Trust I ("Declaration of Trust") to be given by the Company;

11) a draft form of Amended and Restated Declaration of Trust ("Amended and Restated Declaration of Trust") to be given by the Company;

12) a draft form of the Certificate of Trust of XL Capital Trust I ("Certificate of Trust") to be given by the individual Trustees of the XL Capital Trust I and State Street Bank and Trust Company (Delaware) as Delaware trustee;

13) a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company as issued or registered with the Registrar of Companies in the Cayman Islands and the corporate records of the Company maintained at its registered office in the Cayman Islands; and

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

14) a draft form of resolutions to be passed by a Meeting of the board of directors of the Company ("Draft Resolutions") as attached hereto.

The Universal Senior Indenture, Universal Subordinated Indenture, XL Finance Senior Debt Indenture, Subordinated Deferrable Interest Debenture Indenture, Supplemental Subordinated Deferrable Interest Debenture Indenture, Common Securities Guarantee Agreement, Preferred Securities Guarantee Agreement, Declaration of Trust, Amended and Restated Declaration of Trust and Certificate of Trust are hereinafter sometimes together referred to as the "Documents" and singly a "Document".

In giving this opinion, we have relied upon the accuracy of a certificate of the secretary of the Company dated 22 October 2001 without further verification. We have assumed without independent verification:

(a) the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b) the Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with there terms under the laws of the State of New York and the State of Delaware, as the case may be, (by which they are expressly governed) and all other relevant laws (other than the laws of the Cayman Islands) and the choice of the laws of the State of New York and the State of Delaware, as the case may be, as the governing law of the relevant Documents is valid and binding under the laws of the State of New York and the State of Delaware, as the case may be, and all other relevant laws (other than the laws of the Cayman Islands);

(c) the power, authority and legal right of all parties to the Documents (other than the Company) under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the relevant Documents and that the Documents will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company);

(d) that the filing of the Registration Statement and the entry by the Company into the relevant Documents and the transactions contemplated therein are bona fide in the best interests of the Company;

(e) the Offered Securities, when issued, will be duly completed, executed, issued and authenticated and delivered in accordance with, and as contemplated by, the provisions of the relevant Documents;

(f) that on the issue of the Offered Securities there are no intervening changes in the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter;


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

(g) the Documents (of which we have seen only drafts) will be duly completed, executed and delivered by any Authorised Officers of the Company (as defined in the Draft Resolutions) or any person authorised by the Special Committee to be established pursuant to the Draft Resolutions substantially in the forms reviewed by us.

On the basis of the foregoing and subject to the qualifications below, we would advise as follows:

1. The Company is duly incorporated and validly existing in good standing as a limited liability company under the laws of the Cayman Islands and has full power to enter into and perform its obligations under the Documents and to carry on its business as contemplated in the Documents.

2. The Company's authorised capital is US$9,999,900 divided into 999,990,000 Ordinary Shares of a par value of US$0.01 each, with power for the Company insofar as is permitted by law, to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions.

3. If and when resolutions ratifying and approving the filing of the Registration Statement and the actions of the Directors and Officers of the Company in connection therewith, substantially in the form of the Draft Resolutions attached hereto marked `A', are passed at a meeting of the Directors of the Company which is duly convened and constituted and at which meeting those Directors present are present in person or by duly authorised proxy or representative and of which meeting all Directors of the Company have received or waived due notice or are signed by all of the Directors of the Company and passed by way of unanimous written resolutions and all relevant conflicts of interest or other interests of those Directors or their proxies attending the meeting or signing the resolutions are declared, the Company will have taken all necessary corporate action to ratify the filing of the Registration Statement with the Securities and Exchange Commission.

4. The issue by the Company of the Company Securities is within the power of the Company's Board of Directors.

5. The relevant Documents, when duly authorised by the Company and executed by any Authorised Officers of the Company (as defined in the Draft Resolutions) or any person authorised by the Special Committee to be established pursuant to the Draft Resolutions and delivered by or on behalf of the Company, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

6. Neither the execution nor delivery of any of the Documents nor the transactions contemplated therein nor compliance with the terms and provisions thereof will (a) contravene any provision of any law, statute, decree, rule or regulation of the

     Cayman Islands or any Cayman Islands judgement, decree or permit to which the Company is subject or (b) violate any provisions of the Memorandum and Articles of Association of the Company.

7. The Ordinary Shares and Preference Ordinary Shares when subscribed for, issued and paid for in full in accordance with the terms of any applicable Purchase or Underwriting Agreement will when issued be validly issued and fully paid obligations of the Company.

8. No consents, authorisations, licences or approvals of or registration with or declaration to any governmental or public bodies or authorities or courts in the Cayman Islands are required in connection with the entry into, execution, delivery and performance by the Company of, or the validity, enforceability or admissibility in evidence of, the Documents or any of them.

9. The Courts of the Cayman Islands will observe and give effect, upon proof of the relevant provisions of the laws of the State of New York and the State of Delaware (as the case may be), to the choice of the laws of the State of New York and the State of Delaware (as the case may be) as the governing laws of the relevant Documents. The submission by the Company to the jurisdiction of the courts of the State of New York and the State of Delaware (as the case may be) with respect to the relevant Documents is valid and binding upon it.

10. A final and conclusive judgement in personam of the courts of the State of New York and the State of Delaware (as the case may be) having competent jurisdiction for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty) and obtained without fraud or without breaching the principles of natural justice in the Cayman Islands or in contravention of Cayman Islands public policy in respect of any of the Documents would be recognised and enforced by the Courts of the Cayman Islands by originating action on such judgement.

11. Under Cayman Islands law, neither the Company nor any of its properties or assets are immune on the grounds of sovereignty or otherwise from institution of legal proceedings or the obtaining or execution of a judgement in the Cayman Islands.

The opinions expressed above concerning, in particular, the issue of the Company Securities and the enforceability of the Documents are, to the extent that Cayman Islands law might apply, subject to the following qualifications:

(a) The enforcement of the Documents against the Company in the Cayman Islands may be limited by application bankruptcy, insolvency, reorganisation, moratorium, limitation of actions or other similar laws relating to the enforcement of creditors rights generally and claims may become subject to the defence of set off or to counter claims. The Documents may be voidable in the following circumstances:-

     (i) by the shareholders or a liquidator of the Company, if the Directors breached their fiduciary duty to the Company and, in some limited circumstances, its creditors in approving the entry by the Company into the Documents otherwise than on the basis that such entry was bona fide in the best interests of the Company;

     (ii) by a liquidator of the Company, if any conveyance, mortgage, delivery of goods, payment, execution or other act relating to property of the Company is made or done by the Company at a time when the Company is unable to pay its debts as they come due and which falls within six months of the commencement of the winding up of the Company, with the substantial or dominant view in the mind of the Company acting by its Directors to prefer on creditor over another or others and is thereby deemed to be a fraudulent preference; and

     (iii) by the creditors of the Company in accordance with Section 4 of the Cayman Islands Fraudulent Dispositions Law, 1989, where the disposition of the property by the Company is made with an intent to defraud and at an undervalue.

     Assuming that as a matter of fact the entry by the Company into the Documents (a) will be determined by the Directors bona fide to be in the best interests of the Company, (b) will not be approved by the Directors with the dominant intention to defraud the Company or its creditors or to prefer any creditor as against others and (c) will not constitute a disposition at an undervalue, we have no reason to believe that the Documents will be voidable in any of the above circumstances.

(b) Obligations or liabilities of the Company otherwise than for the payment of money may not be enforceable in a Cayman Islands court by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of such court.

(c) Any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue or to pay any additional amounts on prepayment of any sums due or to pay sums on breach of any agreement other than such as represent a genuine pre-estimate of loss may be unenforceable if held by a Cayman Islands court to be a penalty.

(d) If any party to a Document is vested with a discretion or may determine a matter in its opinion, the courts of the Cayman Islands may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(e) Any provision in any of the Documents that certain calculations or certificates will be conclusive and binding will not necessarily prevent judicial enquiry.

(f) If any of the provisions of any of the Documents is held to be illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions of such Document will be subject to the exercise of the discretion of a Cayman Islands court.

(g) The Grand Court Rules 1995 of the Cayman Islands expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment. In the event the Company is placed into liquidation, the Grand Court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands or United States dollars.

(h) The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Indenture. There is some uncertainty, however, with regard to the recoverability of post-judgment costs which, if recoverable at all, are likely to be limited to the scale costs specified in the Grand Court (Taxation of Costs) Rules 1995. In the absence of contractual provisions as to costs, they will be recoverable only in the discretion of the court and limited to the scale costs provided for by the Rules aforesaid.

(i) To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable as follows:-

     (i)  on agreements in the sum of CI$2.00 each;

     (ii) on deeds such as the Indenture, in the sum of CI$25.00 each; and

     (iii) on certain Company Securities, in the sum of CI$500 if paid on execution or, if the fixed sum of CI$500 is not paid on execution, at the ad valorem rate of CI$0.25 (US$0.30) for each CI$100 (US$121.95) covenanted to be paid thereunder with a maximum duty on each of the relevant Company Securities of CI$250.00 (US$304.88).

          Ad valorem stamp duty is payable within 45 days of execution or, if executed outside of the Cayman Islands, within 45 days of an executed, completed and delivered original of such document being brought into the Cayman Islands, for example, for enforcement. Otherwise stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court.

(j) We express no opinion as to any provision in any Document that it may only be varied by written instrument or agreement.

(k) Any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the relevant Document may not be enforceable by or against such persons.

(l) We express no opinion as to the effectiveness of the date of any Document if it is dated as of or with effect from a date prior to that on which it is authorised, executed and delivered by all parties thereto.

(m) There is no authority as yet in the Cayman Islands for the validity of meetings of Directors held by telephone conference call. The Articles of Association of the Company do authorise such telephone conference call meetings of Directors of the Company. We believe that such telephone conference call meetings will be held by the courts of the Cayman Islands to be valid but such validity is not without doubt.

(n) The authorised share capital of the Company is described in its Memorandum of Association as consisting of "Ordinary Shares". However, the Articles of Association of the Company contemplate shares being issued with such preferred, deferred or other special rights, terms or conditions, or such restrictions, whether in regard to dividends, voting, return of share capital, exchange for other classes of shares, exchangeability for other securities or otherwise, as the Directors may from time to time determine. Consequently, there is some uncertainty as to whether the Company may issue "preference shares" in the conventional sense without amending the Memorandum of Association of the Company by special resolution of its members. Therefore, the preference ordinary shares described in the Registration Statement can only be issued as Ordinary Shares with preference rights.

(o) The entry by the Company into the Documents and the transactions contemplated therein should be of commercial benefit to the Company and determination of such benefit is a question of fact on which we express no opinion. The objects of the Company in its Memorandum of Association and pursuant to the Companies Law of the Cayman Islands are unrestricted and the transactions contemplated are therefore strictly speaking within the powers of the Company. It is possible that a Cayman Islands court would determine that a transaction which was of no commercial benefit to the Company was an abuse of the powers of the Directors of the Company and therefore voidable by the shareholders or a liquidator of the Company.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and that of Cahill Gordon & Reindel as your legal advisors. You may give copies of this opinion to your legal advisors who may rely on it as though it were also addressed to them. It may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Legal Matters". Our consent to such reference does not constitute a consent under Section 7 of the Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Yours Faithfully,

HUNTER & HUNTER

/s/ Bruce Putterill

                                       `A'


Shelf Registration Resolutions

     RESOLVED that, the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer, the Secretary and any Executive Vice President (collectively, the "Authorized Officers") be, and each of them individually hereby is, authorized in the name and on behalf of the Company, to cause the preparation and filing with the Securities and Exchange Commission (the "Commission"), of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, covering up to $1,500,000,000 aggregate proceeds from the issue and sale from time to time to purchasers, including underwriters, of any of the following securities (the "Securities") of the Company: (i) Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), (ii) Preference Ordinary Shares, par value $.01 per share (the "Preference Ordinary Shares"), (iii) unsecured senior debt securities (the "Senior Debt Securities"), (iv) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (v) warrants to purchase Ordinary Shares (the "Ordinary Shares Warrants"), (vi) Ordinary Share Purchase Contracts or Purchase Units,
(vii) Senior Debt Securities of a special purpose U.K. finance subsidiary of the Company (the "SPV Debt Securities"), (viii) a Guarantee of the SPV Debt Securities, (ix) trust preferred securities ("Trust Preferred Securities") of one or more business trusts formed under the laws of the State of Delaware for which the Company is the sponsor, (x) trust preferred securities guarantees of the Company (the "Trust Preferred Securities Guarantees"), representing the Company's guarantee to the purchasers of Trust Preferred Securities and (xi) Subordinated Deferrable Interest Debentures of the Company (the "Subordinated Deferrable Interest Debentures"); together with such exhibits, amendments and supplements to the Registration Statement, including stickers and post-effective amendments, in each case, including the prospectuses contained therein and all other documents as such Authorized Officers deem necessary or appropriate in order to effect the registration of the Securities; and further

     RESOLVED that each Authorized Officer of the Company is hereby authorized, for and on behalf of the Company, to take such actions as may be required to cause the effectiveness of the Registration Statement under the Securities Act; and further

     RESOLVED that in connection with the authorization, issuance and sale of the Securities, a Special Committee appointed by this Board of Directors be, and it hereby is, established; that the Special Committee is authorized, subject to the limitations set forth below, to exercise all of the powers and authority of this Board of Directors in the matters set forth in the following resolutions; that Michael P. Esposito, Brian M. O'Hara, John Loudon and Cyril E. Rance are each hereby appointed members of the Special Committee; and further

     RESOLVED that each Authorized Officer of the Company is hereby authorized, for and on behalf of the Company, to form or cause to be formed, such number of Delaware business trusts as such officers shall deem appropriate, each pursuant to Title 12, Chapter 38 of the Delaware Code (each a "Trust"), for the purpose of issuing and selling Trust Preferred Securities, the proceeds of which will be used to purchase the Subordinated Deferrable Interest Debentures of the Company; and further

     RESOLVED that each Authorized Officer of the Company is hereby authorized, for and on behalf of the Company as sponsor of each Trust and on behalf of each Trust, to (i) establish the terms and file such declarations of trust and other filings of any kind with the State of Delaware as are necessary or advisable to from each Trust, (ii) make such other filings as may be necessary or advisable with any federal, state, local or other governmental authority in order to comply with applicable laws and regulations, (iii) select for each Trust one or more employees of the Company or any of its subsidiaries to act as trustee or attorney-in-fact for such Trust (each an "Regular Trustee"), (iv) to cause the issuance of Trust Preferred Securities and common securities of each Trust and
(v) take all other actions necessary to form, maintain in good standing under applicable law and to carry out the trust purposes of each Trust; and further

     RESOLVED that the Special Committee is hereby authorized, for and on behalf of the Company, and with the advice of counsel, (a) to determine as to any Debt Securities or SPV Debt Securities (i) the principal amount to be offered and sold as a series; (ii) the price at which any issue of Debt Securities or SPV Debt Securities shall be sold to the purchasers, including underwriters, if any;
(iii) the interest rate or rates applicable to each series of Debt Securities or SPV Debt Securities; (iv) the currency, currencies or composite currencies in which the principal of, premium, if any, and interest on, any series of Debt Securities or SPV Debt Securities will be payable; (v) the maturity applicable to each series of Debt Securities or SPV Debt Securities; (vi) the interest payment dates and record dates applicable to each series of Debt Securities or SPV Debt Securities; (vii) the redemption, conversion and sinking fund provisions, if any, and the prices thereof to be applicable to each series of Debt Securities or SPV Debt Securities; (viii) as to any Subordinated Debt Securities, the senior indebtedness to which the Subordinated Debt Securities are subordinated; and (ix) any other covenants, restrictions, terms or conditions to be applicable to each series of Debt Securities or SPV Debt Securities deemed to be necessary or desirable; (b) to determine as to any series of Preference Ordinary Shares the rights and preferences of such series, including (i) the liquidation preference of any shares of Preference Ordinary Shares to be offered and sold as a series; (ii) the price and number of shares of Preference Ordinary Shares to be sold to the purchasers, including underwriters, if any; (iii) the dividend rate or rates applicable to such series of Preference Ordinary Shares; (iv) the dividend payment dates and record dates applicable to such series of Preference Ordinary Shares; (v) the redemption or conversion provisions, if any, and the prices thereof to be applicable to such series of Preference Ordinary Shares; (vi) the voting rights of holders of shares of such series of Preference Ordinary Shares, including the rights, if any, to elect or to participate in the election of directors of the Company; and
(vii) any other terms or conditions to be applicable to such series of Preference Ordinary Shares deemed to be necessary or desirable; (c) to determine as to any Ordinary Shares (i) the number of shares of Ordinary Shares to be issued and sold and (ii) the price at which any shares of Ordinary Shares are to be issued and sold and the purchasers thereof, including underwriters; (d) to determine the exercise price and other terms and conditions applicable to any Warrants to purchase Ordinary Shares; (e) to determine as to any Ordinary Share Purchase Contracts or Purchase Units (i) the price at which any such contracts or units are to be issued and sold and the Purchasers thereof, including underwriters, (ii) the exercise price and other terms and conditions applicable to any Ordinary Shares Purchase Contracts or Ordinary Shares Purchase Units, (f) to determine as to any Trust Preferred Securities (i) the specific designation of such Trust Preferred Securities; (ii) the price and number of such Trust Preferred Securities to be issued and sold to the purchasers, including underwriters, if any; (iii) the amounts which are payable out of the assets of the applicable Trust to the holders of such Trust Preferred Securities upon voluntary or involuntary dissolution, winding up or termination of such Trust; (iv) any distribution rate or rates applicable to such Trust Preferred Securities; (v) the distribution payment dates and record dates applicable to such Trust Preferred Securities; (vi) the redemption provisions, if any, whether optional or mandatory, and the prices thereof to be applicable to such Trust Preferred Securities; (vii) the voting rights of holders of such Trust Preferred Securities; (viii) the terms and conditions of any Debt Securities purchased by the Trust with the proceeds from the sale of Trust Preferred Securities, as previously provided in these resolutions; and
(viii) any other terms or conditions to be applicable to such Trust Preferred Securities deemed to be necessary or desirable; (g) to determine as to any Trust Preferred Securities Guarantees (i) the extent of such Trust Preferred Securities Guarantee; (ii) the conditions under which such Trust Preferred Securities Guarantee is satisfied and discharged; (iii) the priority of such Trust Preferred Securities Guarantee; and (iv) any other terms or conditions to be applicable to such Trust Preferred Securities Guarantee deemed to be necessary or desirable and (h) to do and perform all such further acts and things and to authorize or to cause the proper officers of the Company to deliver for and on behalf of the Company all of the documents, instruments and certificates and to make such filings as such officers may deem necessary or proper to execute and effectuate fully the purpose and intent of these resolutions; and further

     RESOLVED that the Authorized Officers of the Company be and they are hereby authorized and empowered to select such indenture trustees, trust depositaries and agents, warrant agents and underwriters and such paying agents, registrars, selling agents, transfer agents, conversion or exchange agents and other agents, and to approve the terms and form of any agreements and other documents, including any indentures and any underwriting or sales agency agreements, as the officer acting may deem necessary or advisable in connection with the issuance and sale of any of the Securities; and further

     RESOLVED that in connection with the filing of the Shelf Registration Statement, any Authorized Officer of the Company be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to take any and all such actions as they, upon the advice of counsel, deem necessary or appropriate to qualify the applicable indentures and the applicable documents relating to the Trusts under the

United States Trust Indenture Act of 1939, as amended, and to take any and all such further actions as they, upon the advice of counsel, deem necessary or appropriate in connection with the transactions contemplated by these resolutions.

     RESOLVED that the Authorized Officers of the Company be and they are hereby authorized and empowered, in the name and on behalf of the Company, to make application to such securities exchanges as the officer acting shall deem necessary or advisable for the listing thereon of any issue of the Securities and that each such officer, or such other person as such officer may designate in writing, is authorized and empowered to appear before any official or officials or before any body of any such exchange, and to execute and deliver any and all papers and agreements, including indemnity agreements for the benefit of any such exchange relating to the use of facsimile signatures, and to do any and all things which may be necessary or advisable to effect such listing, including registration of the Securities under Section 12 of the Securities Exchange Act of 1934, as amended; and further

     RESOLVED that if it is desirable and in the best interest of the Company that the Securities be qualified or registered for sale in various states; that the Authorized Officers of the Company be and they hereby are authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Securities of the Company as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of the Company any and all such acts as they may deem advisable in order to comply with the applicable laws of such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the action so taken; and further

     RESOLVED, that it be noted and confirmed that the directors have considered the issue of "commercial benefit," acknowledged the existence of substantial commercial benefit to the Company and considered that it would be bona fide in the interests of the Company to provide the Guarantee of the SPV Debt Securities and the Trust Preferred Securities Guarantee, as guarantor; and further

     RESOLVED, that following full and careful consideration, the directors are of the opinion that:

     (a) the entry into the Guarantee of the SPV Debt Securities and the Trust Preferred Securities Guarantee by the Company would not create any significant risks that the Company would become unable to pay its debts as they fall due or that the value of the Company's assets would no longer exceed the amount of its liabilities, taking into account contingent and prospective liabilities, and that the Company would not be rendered insolvent as a result of its entry into and performance of its obligations


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

          under the Guarantee of the SPV Debt Securities and the Trust Preferred Securities Guarantee; and

     (b) there would be significant benefit to the Company and its affiliates from the SPV Debt Securities and the Trust Preferred Securities and from undertaking the obligations of the Company under the Guarantee of the SPV Debt Securities and the Trust Preferred Securities Guarantee; and

that it would for such reasons be in the best interests of the Company and for the purposes of its business for it to enter into the Guarantee of the SPV Debt Securities and the Trust Preferred Securities Guarantee; and further

Letter Of Credit Facility Resolutions

     RESOLVED, that the renewal of the Letter of Credit and Reimbursement Agreement (the "Facility Agreement") among the Company, as account party, the Company, X.L. America, Inc., XL Insurance Ltd, XL Europe Ltd and XL Mid Ocean Reinsurance Ltd, as guarantors, and Citibank International plc, as facility agent and security agent be and is hereby authorized and approved; and the increasing of the aggregate amount of the Facility Agreement up to (pound)345,000,000 is hereby authorized and approved; and further

     RESOLVED, that the entry by the Company into the Facility Agreement (together with any related or ancillary documents thereto, the "Facility Documents") be and is hereby authorized and approved and that the borrowings and all other transactions contemplated by the Facility Documents be and are hereby authorized and approved; and further

     RESOLVED, that it be noted and confirmed that the directors have considered the issue of "commercial benefit," acknowledged the existence of substantial commercial benefit to the Company and considered that it would be bona fide in the interests of the Company to enter into the Facility Agreement, as account party and guarantor; and further

     RESOLVED, that following full and careful consideration, the directors are of the opinion that:

     (a) the entry into the Facility Documents by the Company would not create any significant risks that the Company would become unable to pay its debts as they fall due or that the value of the Company's assets would no longer exceed the amount of its liabilities, taking into account contingent and perspective liabilities, and that the Company would not be rendered insolvent as a result of its entry into and performance of its obligations under the Facility Documents; and


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

     (b) there would be significant benefit to the Company and its affiliates from the Facility Agreement and from undertaking the obligations of the Company under the Facility Documents; and

that it would for such reasons be in the best interests of the Company and for the purposes of its business for it to enter into the Facility Documents and to give the guarantee in respect of the Facility Agreement; and further

     RESOLVED, that each Authorized Officers is authorized, for and on behalf of the Company, to negotiate, agree the terms and conditions of, execute (by manual or facsimile signature under seal or as a deed if required) and deliver the Facility Documents, and all guarantees, promissory notes, letter agreements, amendments and other documents, notices, appointment of process agents or certificates, if any, to be delivered in connection therewith, with such changes as the officer executing the same may deem necessary, appropriate or desirable, as conclusively evidenced by his execution and delivery thereof; and further RESOLVED, that the Facility Documents be executed as a Deed by any Authorized Officer, execution as a Deed by any such Authorized Officer of the Company being conclusive evidence of his of hers and the Company's agreement to the final terms and conditions of such Deeds; and further


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


General Resolutions

     RESOLVED that the Special Committee and any Authorized Officer of the Company be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to do and perform all such further acts and things, including, but not limited to, executing (by manual or facsimile signature) under hand or under seal or as a deed and delivering, and where necessary or appropriate, filing with the appropriate governmental authorities, all such certificates, contracts, bonds, agreements, documents, instruments, receipts, or other papers and making all such payments, including payments of all fees and expenses, as in the judgment of such officer shall be necessary, desirable or appropriate to carry out and effectuate the filing of the Shelf Registration Statement and the exhibits thereto, the execution and delivery of the Facility Documents and each of the foregoing resolutions and each of the transactions contemplated thereby, execution by any Authorized Officer being conclusive evidence of his or hers and the Company's agreement to the final terms and conditions of any such documents; and further

     RESOLVED that any Authorized Officer of the Company be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to take or cause to be taken any and all such further actions, to execute (by manual or facsimile signature, under hand or under seal or as a deed) and deliver or cause to be executed and delivered all such other instruments and documents in the name and on behalf of the Company to incur and pay all such fees and expenses and to engage such persons as they shall in their judgment determine to be necessary, proper or desirable to carry out fully the intent and purposes of the foregoing resolutions; and further

     RESOLVED that all actions previously taken by any Authorized Officer of the Company in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects.






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